Francesca’s Holdings Corporation

September 4, 2013

Sei Jin Alt

c/o Francesca’s Holdings Corporation

8760 Clay Road

Houston, Texas 77080

Dear Ms. Alt:

This letter concerns our agreement regarding future transactions in the shares of common stock (the “Common Stock”) of Francesca’s Holdings Corporation (the “Company”) that you currently hold or may acquire prior to September 4, 2014. You and the Company agree that, effective immediately and until September 4, 2014, you will not offer, sell, contract to sell, announce the intention to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of Common Stock of the Company, or any options or warrants to purchase any shares of Common Stock of the Company, or any securities convertible into, exchangeable for or that represent the right to receive shares of Common Stock of the Company, whether now owned or hereafter acquired (regardless of the manner in which such securities are obtained), owned directly by you (including holding as a custodian) or with respect to which you have beneficial ownership within the rules and regulations of the Securities and Exchange Commission (collectively “Your Shares”), or exercise any right with respect to the registration of any of Your Shares, or demand or cause to be filed any registration statement in connection therewith, under the Securities Act of 1933, as amended. The foregoing restriction is expressly agreed to preclude you from engaging in any hedging or other transaction that is designed to or that reasonably could be expected to lead to or result in a sale or disposition of Your Shares, even if such shares would be disposed of by someone other than you. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of Your Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such shares.

Notwithstanding the foregoing, you may (i) transfer Your Shares to any trust for the direct or indirect benefit of you or your immediate family, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value or (ii) transfer Your Shares with the prior written consent (a “Waiver”) of the Company, provided that in the case of clause (i), no filing under Section 16(a) of the Securities Exchange Act of 1934, as amended, shall be required or shall be voluntarily made in connection with such transfer during the period covered by this agreement. The foregoing restrictions shall also not apply to the exercise by you of any stock options granted under the Francesca’s Holdings Corporation 2010 Stock Incentive Plan and the Francesca’s Holdings Corporation 2011 Equity Incentive Plan (other than any disposition of shares of Common Stock as a result of a “cashless” exercise of any such stock options) provided that in each case all shares of Common Stock received by you upon such exercise shall thereafter be subject to the restrictions contained in this letter agreement. For purposes of this letter agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

Please contact me if you have any questions about this letter.

[Signature page follows]

Francesca’s Holdings Corporation

By: /s/ Neill Davis

Neill Davis

Chief Executive Officer

ACCEPTED AND AGREED:

By:	/s/ Sei Jin Alt
Sei Jin Alt

By:	/s/ Brett Jason Alt
Brett Jason Alt